Exhibit 99.1

FOR IMMEDIATE RELEASE

December 5, 2014

Owens & Minor Issues Financial Outlook for 2015 at

Annual Investor Meeting

Richmond, VA…BUSINESSWIRE…December 5, 2014 – Owens & Minor, Inc. (NYSE-OMI) provided the company’s financial outlook for 2015 at its annual Investor Meeting, which was held in New York on Friday, December 5, 2014.

For 2015, the company is targeting 10% growth in adjusted net income per diluted share, excluding acquisition-related and exit & realignment costs.

“We have made a series of significant strategic moves enabling us to realign our organization, enter the European healthcare market, acquire expanded capabilities, and transform our platform into a flexible, dynamic network,” said James L. Bierman, president & chief executive officer of Owens & Minor. “Consequently, I have challenged the Owens & Minor leadership team to build upon this foundation with the goal of achieving annualized earnings growth of 10% over the next three years.”

A webcast of the investor meeting, featuring members of the Owens & Minor management team and the related presentation, is available at www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at owens-minor.com.

Contacts:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor